SECOND AMENDMENT TO JANUARY 26, 2023, EMPLOYMENT AGREEMENT (“Agreement”)
THIS SECOND AMENDMENT, made as of March 26, 2024 (“Amendment Effective Date”), is by and between BM Technologies, Inc., a Delaware corporation, with its main offices located at 201 King of Prussia Road, Suite 650 Radnor, PA 19087 (“Company”) and James Dullinger (the “Executive”).
WHEREAS, the parties desire to document the extension of the Executive’s services in his current capacity as Chief Financial Officer (“CFO”) and amend certain and specific provisions of the Agreement as of the Amendment Effective Date,
WHEREAS, unless expressly amended herein, all terms shall remain as fully set forth in the Agreement, as amended, and all definitions in the Agreement shall have the meanings ascribed to the defined terms in the Agreement, as amended,
NOW THEREFORE, for good and valuable consideration, the sufficiency of which shall not be denied and intending to be legally bound, the parties agree as follows:
1.Section 2 of the Agreement shall be amended in its entirety by substituting the following:
Subject to the terms and conditions of this Agreement, the initial term of employment hereunder shall be for the period commencing on the Effective Date and ending on April 5, 2024. The term of employment hereunder shall only be extended for any period that may be agreed to in writing by and between both parties to this Agreement. References in this Agreement to the “Term” shall refer both to such initial term and any successive terms where a successive term is agreed to in writing by both parties to this Agreement.
2.Section 3(e) of the Agreement shall be amended in its entirety by substituting the following:
(e) The one hundred twenty (120) hours of Paid-Time Off (“PTO”) that the Executive earned in calendar year 2023, but did not use, shall carry forward into 2024, and at the end of the term of this Agreement, April 5, 2024, shall be paid out to the Executive in cash, in addition to the fifty two (52) hours of PTO that the Executive will have earned, but did not use, in calendar year 2024, for a total of one hundred seventy two (172) hours of earned and unused PTO. Payment shall be made to the Executive in the April 5, 2024 payroll for the value of this earned and unused PTO in the amount of Twenty-Two Thousand Seven Hundred and Forty Dollars ($22,740.00), net of applicable withholdings and deductions.
3. Section 3(f) of the Agreement shall be added as follows:
(f) Extension Bonus: In addition to his base salary and standard benefits, including PTO, the Executive shall be paid a five-thousand-dollar ($5,000.00) extension bonus for serving as Chief Financial Officer of the Company through completion of the extended term of April 5, 2024. The extension bonus will be paid in the April 5, 2024 payroll, net of applicable withholdings and deductions.
4. Section 8 of the Agreement, “Noncompete Agreement,” shall be deleted in its entirety.
5. The following shall be added to Section 9 of the Agreement, “Non-Disparagement/Neutral Reference”,
In addition, and for its part, the Company shall specifically instruct the individuals in the following roles about the duties and obligations of the Company and its Officers as set forth in this Section: Chief Executive Officer, President, Chief Financial Officer, Deputy Chief Financial Officer, and Chief Accounting Officer. In response to requests for information regarding the Executive from any prospective employer, the Company will provide no less than a neutral reference. A neutral reference shall mean that prospective employers will be advised only as to the dates of the Executive’s employment, the Executive’s most recent job title, and the

Executive’s last salary. The Executive agrees to direct all such requests for references to the Company’s Vice President, People.

AGREED:

BM Technologies, Inc.		James Dullinger

By:	/s/ Luvleen Sidhu	By:	/s/ James Dullinger
	Luvleen Sidhu		James Dullinger
Title:	Chair, CEO & Founder
Date:	3/26/2024	Date:	3/26/2024